SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): November 14, 2011

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-33393	94-3306718
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane, Suite 800, Bethesda, MD 20814

(Address Of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 14, 2011 the Registrant entered into a loan agreement with an existing non-affiliate investor for a loan in the principal amount of $2,000,000.  The interest rate is 6% per annum and the maturity is 6 months after closing (May 16, 2012).  The loan is not convertible.  In connection with this loan, the Registrant issued the lender warrants to purchase 1,052,632 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $.57 per share and an exercise period of five years.  The Registrant will use the proceeds for general corporate purposes, including particularly for the ongoing clinical trial of DCVax® for Glioblastome multiforme (GBM) brain cancer.

Also in connection with this loan, Toucan Capital Fund II, L.P. and Toucan Partners, LLC agreed to pledge an aggregate of 6,415,613 shares of the Registrant’s Common Stock that they own as security for the Registrant’s repayment of the loan.  To effectuate the pledge, on November 14, 2011, the non-affiliated investor, Toucan Capital Fund II, Toucan Partners and the Registrant entered into a Security Agreement and Escrow Agreement.  Toucan Capital Fund II, Toucan Partners and the Registrant intend to enter into a compensation agreement in due course, for compensation to Toucan Capital Fund II and Toucan Partners for their pledge of the shares.

On November 16, 2011, the Registrant entered into a convertible loan agreement with an existing non-affiliate investor for a loan in the principal amount of $444,444.44  The loan accrues interest at the rate of 4% and is due 2 years after closing. After a 10% original issue discount, the net proceeds to the Registrant are $400,000.  The loan is convertible into shares of Common Stock of the Registrant at a 10% discount from the market price at the time of conversion.

On November 14, 2011, the Registrant entered into a purchase agreement with an existing non-affiliate investor for the purchase of the first $3 million of newly-issued shares of Common Stock under the Registrant’s pending equity facility.  This purchase agreement is pursuant to, and will implement a portion of, the purchase agreement previously entered into by the Registrant and Toucan Partners for an equity facility under which the Registrant may issue up to $25,000,000 of registered, tradable shares of Common Stock over a 30-month period.

The shares to be issued in accordance with the equity facility will be registered pursuant to one or more registration statements, and the 30-month period will begin on the effective date of the first registration statement.  Any use of this equity facility will be solely in the Registrant’s discretion.  Upon notification by the Registrant, the investor will be obligated to purchase a specified number of shares of Common Stock based upon a backward-looking, fixed price formula of 95% of the average of the 3 lowest closing prices of the Registrant’s Common Stock during the 5 trading days prior to the Registrant’s notification date.  The amount of Common Stock in each such purchase transaction will initially be $150,000 per transaction, and, based upon the stock price and trading volume of the Registrant’s Common Stock, the amount may rise to a maximum of $1,000,000 per put.  The investor will also receive a fee of 5% on the sales of shares under the facility when the sales are executed.  The term of the agreement with the investor will be six months from the effective date of the registration statement filed for this tranche.

Item 3.02  Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The agreements executed in connection with this sale contain representations to support the Registrant’s reasonable belief that the investor had access to information concerning the Registrant’s operations and financial condition, the investor acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the investor was sophisticated within the meaning of Section 4(2) of the Securities Act and was an “accredited investor” (as defined by Rule 501 under the Securities Act).  In addition, the issuances did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the investor; the Registrant obtained representations from the investor regarding its investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.  At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Dated: November 18, 2011	By:	/s/ Linda Powers
Linda Powers
Chief Executive Officer and Chairman